EXHIBIT 10.61

STATE OF FLORIDA

COUNTY OF BAY

LEASE

THIS LEASE is made and entered into this 5th day of March, 2004, by and between TED ALFORD, as Landlord, and KNOLOGY, INC., as Tenant.

1. Definitions. For purposes of this Lease, the following terms shall have the following meanings, unless the context requires otherwise:

(a) “Additional Rent” shall mean all those payments required of Tenant and designated as Additional Rent below.

(b) “Basic Rent” shall mean the monthly rental specified and provided for in this Lease.

(c) “Building” shall mean the building and similar structures located on the land which is part of the Premises on the Commencement Date and at any time thereafter throughout the term of this Lease, excluding all other Improvements and excluding the land which is part of the Premises.

(d) “Commencement Date: shall mean the date on which the term of this Lease commences as established in Paragraph 3 below.

(e) “Improvements” shall mean and shall include any buildings, structures, sheds, driveways, parking areas, paved areas, and fences located on the land which is part of the Premises on the Commencement Date, any fixtures, equipment and systems located in any such buildings, structures or sheds on the Commencement Date and any additions, alterations, replacements and substitutions thereto made after the Commencement Date. The term “Improvements” does not include the land that constitutes part of the Premises.

(f) “Landlord” shall mean the Landlord named in this Lease, together with Landlord’s heirs, legal representatives, successors and assigns.

(g) “Laws” shall mean all federal, state, county, municipal and other governmental constitutions, statutes, ordinances, codes, regulations, resolutions, rules and directives and all decisions of courts, administrative bodies, and other authorities construing any of the foregoing. “Law” shall be the singular reference to Laws.

(h) “Lease” shall mean this lease, together with any and all exhibits, special stipulations and attachments that may be part of this lease.

(i) “Lease Year” shall mean the twelve (12) month period beginning on the Commencement Date and ending at midnight of the day before the first anniversary of the Commencement Date, the twelve (12) month period commencing on the first anniversary of the Commencement Date and ending at midnight of the day before the second anniversary of the Commencement Date, and any similar twelve month periods occurring throughout the term of this Lease.

(j) “Mortgage” shall mean any deed to secure debt, mortgage, deed of trust or other conveyance of, or lien or encumbrance against, the Premises securing any debt, whether now existing or hereinafter incurred. “Mortgages” shall mean more than one “Mortgage”.

(k) “Mortgagee” shall mean the holder of any Mortgage together with the holder’s heirs, legal representatives, successors, transferees and assigns. “Mortgagees” shall mean more than one Mortgagee.

(l) “Premises” shall mean (See attached Exhibit).

(m) “Tenant” shall mean the Tenant named in this Lease, jointly and severally if more than one is named, together with Tenant’s heirs, legal representatives, successors and permitted assigns, jointly and severally if more than one.

2. Premises. In consideration of the covenants and agreements to be performed by Tenant and for the rent and upon the terms and conditions stated, Landlord lets and leases the Premises to Tenant. Unless other expressly provided herein, Tenant takes and accepts from Landlord, the Premises, in their present condition and as suited for the use intended by Tenant. No easement or other right to light or air, and no right to the subsurface of the land, is leased with or included in the Premises.

3. Term. The term of this Lease shall commence on the later of January 1, 2004, or when the certificate of occupancy is delivered to the Tenant (“Commencement Date”), and shall terminate at midnight on the fifteen-year anniversary of the Commencement Date, unless terminated earlier as provided herein (the “Lease Term”). Unless otherwise expressly provided herein, Tenant shall have no option or right to renew this Lease.

4. Rent.

(a) Tenant shall pay to Landlord, at Landlord’s address for notice hereinafter set forth or at such other place as Landlord may specify, without any right of set-off or deduction and without any prior notice of demand, the Basic Rent as set forth in Exhibit “A” in equal monthly installments for each month during the term of this Lease, plus any taxes, fees or governmental charges owed on this rental payment. Basic Rent plus any taxes, fees, charges or other amounts due shall be due and payable monthly in advance, beginning on the Commencement Date and continuing on the first day of each month thereafter throughout the Lease Term. If the

Commencement Date is other than the first day of a month, the amount of Basic Rent payable on the Commencement Date shall be one-thirtieth (1/30) of the monthly Basic Rent for each day prior to the first day of the next month and, if the term of this Lease terminates other than on the last day of a month, the amount of the final installment of Basic Rent shall be one-thirtieth (1/30) of the monthly Basic Rent for each day then remaining in the Lease term.

(b) As a further inducement for Landlord to enter into this Lease, Tenant shall also pay to Landlord, as Additional Rent, reimbursement for property taxes for the Premises and for insurance carried by the Landlord for the Premises. The Tenant may elect to purchase insurance on the Premises in lieu of reimbursing the Landlord for insurance purchased by the Landlord. If the Tenant elects to purchase the insurance directly, it shall obtain the Landlord’s consent as to the amount and nature of the insurance and the insurance company selected. The Tenant shall name the Landlord as an additional insured.

(c) It is acknowledged by the parties hereto that the late payment by Tenant to Landlord of Basic Rent, Additional Rent, or any other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, but are not limited to, processing, clerical and accounting charges, lost interest, and late charges which may be imposed by Landlord by the terms of any mortgage encumbering Premises. Therefore, in the event Tenant should fail to pay any installment of Basic Rent, Additional Rent, or any sum due hereunder punctually on the due date thereof, Tenant shall pay to Landlord as an additional monthly charge a late fee for each month equal to five per cent (5%) of each such installment of Basic Rent, Additional Rent, or other sum or twenty-five dollars ($25.00) whichever is greater. The late fee shall be due for each month that a monthly rent payment remains unpaid. In addition, Tenant shall pay to Landlord thirty dollars ($30.00) for each check presented to landlord in payment of any obligations hereunder which are not paid by the bank upon which such check is drawn.

5. Use. Tenant shall use the Premises only for any general commercial purpose. In no event shall Tenant use the Premises for any illegal purpose, in violation of any Law, or in any manner that constitutes a public or private nuisance, or a hazardous use. Tenant shall not do, bring or keep anything on or about the Premises that would increase the rates charged Landlord for, or cause cancellation of, Landlord’s insurance covering the Premises. Landlord does not make, and has not made, any representation regarding the zoning of the Premises. Tenant has determined that the uses contemplated by Tenant conform to and comply with zoning and all other Laws and represents to Landlord that they do. Tenant shall use the Premises and keep them occupied at all times during the term of this Lease, and Tenant shall not abandon, vacate or cease to use the Premises during the term of this Lease. Tenant shall keep no hazardous material on the property. Tenant shall always keep the property in a clean and safe condition.

6. Utilities. Except as may be set forth below, Tenant shall make all arrangements for, and shall pay when due all charges for, all utilities and services furnished to the Premises or used by Tenant, including but not limited to electricity, gas, fuel, heat, water, sewer, telephone, power, sanitary services and trash collection. Tenant shall also make all arrangements for, and shall pay when due all charges for, connection of any such utility or service to the Premises.

7. Repairs by Landlord. Landlord shall keep or cause to be kept the foundation roof and structural portions of the walls of the Premises, and main service lines to heating, water, sewer, electrical, cooling, ventilation and sprinkler systems (if any) in good order, repair and condition except for damage thereto due to the acts or omissions of Tenant, its agents, employees or invitees. Landlord shall commence required repairs as soon as reasonably practicable after receiving notice from Tenant thereof. This paragraph shall not apply in case of damage or destruction by fire or other casualty or condemnation or eminent domain, in which events the obligations of Landlord shall be controlled by the relevant provisions found elsewhere in this Lease. Except as provided in this paragraph, Landlord shall not be obligated to make repairs, replacements or improvements of any kind upon the Premises, or to any equipment, merchandise, stock in trade, facilities or fixtures therein, all of which shall be Tenant’s responsibility, but Tenant shall give Landlord prompt notice of any accident, casualty, damage or other similar occurrence in or to the Premises of which Tenant has knowledge.

8. Repairs by Tenant. Tenant shall at all times keep the Premises, window and window frames and moldings, glass, store fronts, doors, door openers, fixtures, equipment and appurtenances thereof (including lighting, heating, electrical, plumbing, ventilating and air conditioning fixtures and systems and other mechanical equipment and appurtenances) and all parts of the Premises not required herein to be maintained by Landlord in good order, condition and repair and clean, orderly, sanitary and safe, damage by unavoidable casualty excepted (including but not limited to doing such things as are necessary to cause the Premises to comply with applicable laws, ordinances, rules, regulations and orders of governmental and public bodies and agencies relating to Tenant’s use or occupancy of the Premises). If replacement of equipment, fixtures and appurtenances thereto are necessary, Tenant shall replace the same with equipment, fixtures and appurtenances of the same quality, and repair all damages done in or by such replacement. If Tenant fails to perform its obligations hereunder, Landlord without notice may, but shall not be obligated to, perform Tenant’s obligations or perform work resulting from Tenant’s acts, actions or omissions and add the costs of the same to the next installment of Basic Rent due hereunder.

9. Alterations. Tenant shall not make or cause to be made any alterations, additions or improvements in or to the premises without in each instance the prior written consent of Landlord. All permitted alterations, additions and improvements shall be made in compliance with applicable Laws, at Tenant’s sole cost and expense, and shall become Landlord’s property and part of the Premises when made. Landlord shall not give its consent to any alteration, addition or improvement unless: (1) Tenant provides evidence or assurances satisfactory to Landlord of Tenant’s financial ability to pay for them in full and provides lien waiver(s) and other evidence satisfactory to Landlord that no lien will be claimed against the Premises; and (ii) Landlord, in its reasonable judgment, is satisfied that the alteration, addition or improvement will not reduce the fair market value of the Premises and will neither impair the desirability of the Premises for leasing to other tenants nor restrict the class of potential tenants for the Premises. IN NO EVENT SHALL TENANT RE-KEY

OR CHANGE ANY EXTERIOR OR INTERIOR DOOR LOCKS IN OR ABOUT THE PREMISES.

10. Removal by Tenant. All repairs, alterations, additions and improvements made by Tenant shall be deemed to be attached to the leasehold and to have become the property of Landlord upon such attachment. If upon termination of this Lease, Tenant shall not remove any of such alterations, additions and improvements except upon request of Landlord.. If Tenant elects to remove any alterations, additions, or improvements, it shall return the Premises to its original condition except for reasonable and ordinary wear and tear. The Landlord may designate, by written notice to Tenant, those alterations, decorations, additions and improvements which shall be removed by Tenant at the expiration or termination of this Lease and Tenant shall promptly remove the same and repair any damage to the Premises caused by such removal.

11. Liens. Tenant shall not create or permit to be created any lien, encumbrance or charge against the Premises or any part of the Premises. If any lien, encumbrance or charge if filed against any part of the Premises, Tenant shall cause the same to be discharged by payment, satisfaction or posting of bond within ten (10) days after the date filed. If Tenant fails to cause any lien, encumbrance or charge to be discharged within the permitted time, Landlord may cause it to be discharged and may make any payment which Landlord in its sole judgment considers necessary in order to do so. If Landlord makes any such payment, all amounts paid by Landlord shall bear interest at the rate of eighteen percent (18%,) per annum from the date of payment by Landlord and shall be payable by Tenant to Landlord upon demand. The liens, encumbrances and charges covered by this paragraph include, without limitation, liens for federal taxes, state taxes and assessments, county taxes and assessments, local taxes and assessments, mortgages, security interests and liens filed by mechanics, laborers, materialmen, architects, surveyors, attorneys or engineers for work, labor, materials or services done or furnished (or alleged to have been done or furnished) with respect to the Premises, excluding, however, the lien for Taxes and Assessments and excluding liens, encumbrances or charges arising solely because of Landlord’s action or failure to take action.

12. Damage and Destruction. If the Building is damaged or destroyed by fire, smoke, tornado, ice, wind, lightning, flood, water, explosion, riot, or other casualty, Tenant shall notify Landlord immediately and the following provisions shall determine the effect of the damage or destruction on this Lease.

(a) If the Building is substantially destroyed, the term of this Lease shall expire on the date of destruction, with the same effect as if the date of destruction were stated as the time for termination of the Lease term, and Landlord and Tenant shall account for Basic Rent, Additional Rent and other amounts payable by Tenant as of that date.

(b) If less than a substantial amount of the Building is damaged or destroyed, Landlord, within thirty (30) days after such damage or destruction, at Landlord’s election, shall either (i) agree to restore or rebuild or (ii) terminate this Lease by giving Tenant notice of termination. If Landlord agrees to restore or rebuilding, Landlord shall complete the restoration or rebuilding within one hundred eighty (180) days after Landlord’s election is made, and the Basic Rent shall be a _ated in the same proportion as usable space in the Building has been rendered unusable by reason of such damage or destruction. The abatement of Basic Rent shall be effective from the date of the damage or destruction until completion of the restoration or rebuilding by Landlord, at which time the Basic Rent shall automatically be reinstated at the amount specified in this Lease. If Landlord terminates this Lease, the term of this Lease shall expire on the date ten (10) days after the date Landlord gives notice of termination to Tenant, with the same effect as if such date were stated as the time for termination of the Lease term, and Landlord and Tenant shall account for Basic Rent, Additional Rent and other amounts payable by Tenant as of that date.

(c) Notwithstanding anything above to the contrary, Landlord shall have no obligation to restore or rebuild.

(d) Also notwithstanding anything above to the contrary, the time within which Landlord shall complete any restoration or rebuilding shall be extended one day for each day restoration or rebuilding is delayed by strikes, lockouts, embargoes, acts of God, governmental restrictions or directives, shortages in power or fuel or causes beyond the reasonable control of Landlord.

13. Condemnation. If the entire Premises are condemned, the term of this Lease shall terminate on the date when possession of the Premises is taken by the condemning authority. If any part of the Premises is condemned so that Tenant cannot use the remainder of the Premises for substantially the same purpose as immediately prior to condemnation, Tenant may terminate this Lease on the date when possession is taken by the condemning authority, by giving Landlord notice of intent to terminate within sixty (60) days after Landlord gives Tenant notice of the condemnation. In the event of any other condemnation, this Lease shall not terminate. Any termination under this paragraph shall have the same effect as termination of the term of this Lease, as if the date on which possession of the Premises is taken by the condemning authority were stated as the time for termination of the Lease term, and Landlord and Tenant shall account for Basic Rent, Additional Rent and other amounts payable by Tenant as of that date. If any part of the Premises is condemned and this Lease is not terminated as specifically provided in this paragraph, the Basic Rent shall be abated in the same proportion, as usable space in the Building has been rendered unusable by reason of such condemnation. The abatement of Basic Rent shall be effective from the date when the condemning authority takes possession of the part of the Premises condemned through the remainder of the term of this Lease. No termination of this Lease and no abatement in Basic Rent shall affect Landlord’s right to compensation for any condemnation. Landlord shall be entitled to the full award or proceeds payable with respect to the Premises by reason of any condemnation, and Tenant shall have no claim to any award or proceeds payable to the other. For purposes of this paragraph, words and phrases referring to condemning or condemnation shall refer to statutory condemnation, exercise of the private or public power of eminent domain, proceedings in the nature of condemnation, and any sale or transfer made in lieu of or under threat of condemnation or exercise of the private or public power of eminent domain and shall include any such condemnation for permanent or for temporary use of or interference with any part or all of the Premises.

14. Indemnity. During the term of this Lease, Tenant shall pay, and shall protect, indemnify and save harmless Landlord from and against, all liabilities, damages, costs, expenses (including all attorney’s fees and expenses of Landlord), causes of action, suits, claims, demands and judgments of any nature whatever arising from: (i) injury to or the death of persons or damage to property on the Premises or upon adjoining sidewalks, street or ways, or in any manner arising out of or connected with Tenant’s use, non-use, or occupancy of the Premises, or resulting from the condition of the Premises or of adjoining sidewalks, streets or ways, or (ii) violation of any agreement, representation, warranty, provision, term or condition of this Lease by Tenant; or (iii) violation of any Law affecting the Premises or the occupancy or use thereof.

Notwithstanding the foregoing, Tenant shall not be required to pay, protect or indemnify and save harmless Landlord from liabilities, damages, costs, and expenses which are the result of Landlord’s proven acts of gross negligence.

15. Insurance.

(a) Tenant shall procure, and maintain in full force and effect at its expense at all times during the term of this Lease, with insurers approved by Landlord (1) commercial general liability insurance applicable to the Premises with limits of liability of not less than $1,000,000 per occurrence and $2,000,000 general aggregate with not more than $5,000 deductible, (2) explosion insurance in respect of any boilers and similar apparatus located on the Premises in the amount of $200,000, (3) insurance with respect to buildings and improvements on the property and with respect to Tenant’s property on the Premises and any alterations, remodeling or improvements made or installed by Tenant on the Premises, in an amount equal to the full replacement value of the property insured, and which insures against the perils of fire, windstorm, earthquake, flood, riot, theft, vandalism, and malicious mischief, sprinkler leakage, and explosion, and (4) such other insurance on the Improvements and in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated.

(b) All insurances required to be maintained pursuant to this paragraph shall (1) name Landlord and Tenant as insureds, as their respective interest may appear, (2) provide that all insurance proceeds shall be adjusted with Landlord and Tenant jointly and shall, except in the case of comprehensive general liability insurance, be payable to Landlord and Tenant, as their respective interest may appear, (3) provide that the policy cannot be (i) cancelled as to Landlord, (ii) lapse if not renewed for any reason, or (iii) be changed in coverage, except after the insurer gives Landlord fifteen (15) days written notice of cancellation, non-renewal, or change in coverage (4) shall state that notice of any claim against Landlord shall be deemed to have occurred only when an officer of Landlord has received actual notice, and has actual knowledge of the claim, and (5) not be subject to invalidation as to Landlord by reason of any act or omission of Tenant.

(c) Immediately upon the issuance of the policy or policies required under this paragraph, Tenant shall deliver a duplicate original policy to Landlord, together with evidence satisfactory to Landlord that the premiums have been paid for a period of at least one year from the Commencement Date. Not less than fifteen (15) days prior the expiration of a policy required under this paragraph, Tenant shall pay the premium for renewal for a period of not less than one year and deliver to Landlord a renewal policy or endorsement evidencing the renewal, together with evidence satisfactory to Landlord that the renewal premium has been paid.

(d) Each such insurance policy shall contain a provision permitting Tenant to waive all rights of recovery by way of subrogation, for Tenant and Tenant’s insurer, substantially in the following form: This insurance policy shall not be invalidated, and shall remain in full force and effect, if the insured waives in writing prior to a loss any or all right of recovery against any party for a loss occurring to the property covered by this policy. Tenant waives any and all rights of recovery and claims against Landlord, Landlord’s officers, employees and agents.

16. Mortgages and Mortgagees. The following provides for the effect of Mortgages on this Lease and for the rights of Mortgagees.

(a) At Landlord’s election, this Lease shall be subordinate to any and all Mortgages now or hereafter encumbering the Premises or any part of the Premises. The terms of this provision shall be self-operative, and no further instrument of subordination shall be required. Upon request of any party in interest, however, Tenant shall execute promptly such instruments or certificates as may be reasonably required to further evidence the intent of this subparagraph, whether the requirement is that of Landlord or any other party in interest, including, without limitation, any Mortgagee. Landlord will use its best efforts to obtain a non-disturbance agreement from any such Mortgagee in favor of Tenant.

(b) Within three (3) days after request by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate in recordable form, addressed to any Mortgagee, any prospective Mortgagee, any purchaser or prospective purchaser of the Premises or any part of the Premises, or any assignee or prospective assignee of Landlord’s interest under this Lease, in which Tenant shall certify: (i) that this Lease has not been modified and is in full force and effect, or, if there have been modifications, that this Lease is in full force and effect as modified and that the only modifications are those specifically described in Tenant’s certificate, (ii) that Tenant has no defense, claims, counterclaims or rights of set-off against the enforcement of this Lease, or, if Tenant claims any, that they are all specifically described, as claimed by Tenant, in Tenant’s certificate, and (iii) the respective dates to which Basic Rent, Additional Rent and all other amounts due under this Lease have been paid. Tenant’s certificate shall also include such other information as may be reasonably required by Landlord or by any Mortgagee, prospective Mortgagee, purchaser or prospective purchaser of the Premises or assignee or prospective assignee of Landlord’s interest under this Lease.

(c) Notwithstanding that this Lease is expressly subject and subordinate to any Mortgages, any Mortgagee may sell the Premises in the manner provided in the Mortgage, by foreclosure or sale under power, and may, at the option of such Mortgagee, make such sale of the Premises subject to this Lease. Landlord will use its best efforts to obtain a non-disturbance agreement from any such Mortgagee in favor of Tenant. In the event of any foreclosure or sale under power made subject to this Lease, Tenant shall attorn to the purchaser at foreclosure or sale under power, and Tenant shall recognize such person as the Landlord under this Lease, and the foreclosure or sale under power shall not be operation of law result in the cancellation or the termination of this Lease or of the obligations of Tenant.

17. Sale by Landlord. Landlord’s right to sell, convey, transfer, assign or otherwise dispose of Landlord’s interest in and to the Premises shall be unrestricted, and in the event of any such sale, conveyance, transfer, assignment or other disposition by Landlord, all obligations under this Lease of the party selling, conveying, transferring, assigning or otherwise disposing, acccruing after the effective date of such assignment, sale, conveyance, transfer or other disposition, shall cease and terminate, and Tenant shall look only and solely to the party to whom or which the Premises are sold, conveyed, transferred, assigned or otherwise disposed of for performance of all of Landlord’s obligations under this Lease.

18. Assignment, Subletting by Tenant. Tenant shall not transfer, pledge, mortgage, encumber, or assign (whether by instrument:, operation of law, withdrawal or change in partnership, merger, consolidation, dissolution or reorganization of any type) this Lease, or any interest of Tenant under this Lease, without the prior written consent of Landlord. Tenant shall not sublet the Premises or any part of the Premises, nor permit any party other than Tenant to use or occupy any part of the Premises, without the prior written consent of Landlord. Landlord may in its sole discretion withhold or refuse to give its consent to any proposed transfer, assignment or subletting and to any proposed use or occupancy by any party other than Tenant. Landlord’s consent to one assignment, transfer or sublease, or to any use or occupancy by a party other than Tenant, shall not destroy or waive this provision, and each later assignment, transfer and sublease, and each later use or occupancy of the Premises by a party other than Tenant, shall likewise be made only with the prior written consent of Landlord. Any subtenants, transferees or assignees shall automatically, upon acceptance of such subtenancy, transfer or assignment, become and thereafter be directly liable to Landlord for all obligations of Tenant under this Lease (including but not limited to Basic Rent and all Additional Rent) without relieving Tenant (or any guarantor of Tenant’s obligations) of liability to Landlord under this Lease.

19. Usufruct. This Lease creates only the relationship of landlord and tenant between Landlord and Tenant, and no estate in land shall pass out of Landlord. Tenant shall have only a usufruct, not subject to levy and sale and not assignable in whole or in part by Tenant except as specifically provided in this Lease.

20. Lien for Landlord. Tenant grants to Landlord a valid and first priority lien and security interest upon and in all of the personal property of Tenant located at any time or the premises. This lien and security interest shall secure payment of Basic Rent, Additional Rent and other amounts payable by Tenant under this Lease. From time to time upon request by Landlord, Tenant shall promptly execute and deliver to Landlord all security agreements, financing statements and other documents which Landlord deems necessary or desirable in order to perfect, continue or preserve the security interest and lien granted under this paragraph. Tenant shall not remove any personal property from the Premises, without the prior written consent of Landlord and except as expressly permitted under paragraph 21, until all Basic Rent, Additional Rent and other amounts due from Tenant for the term of this Lease have been fully paid. Landlord’s lien and security interest may be enforced or foreclosed in the manner and form provided by Law for the foreclosure of security interests or personal property mortgages or for distraint and sale of personal property by landlords or in any other manner provided by law. The express contractual lien granted in this paragraph is in addition to and supplementary to any statutory lien for rent. No statutory lien for rent is waived. Tenant knowingly, intelligently and voluntarily waives all rights to notice or hear_ng or both in the event Landlord seeks a distress warrant against Tenant under applicable laws of Florida. Upon written request by Tenant, Landlord will subordinate its lien granted in this Paragraph 20 to any purchase money security interest of any vendor or supplier of Tenant.

21. Removal of Personalty. Upon the termination of the term of this Lease, Tenant may, if no event of default then exists, remove all personal property which Tenant has installed or otherwise located on the Premises and which is not attached to the Premises, provided that Tenant promptly restores the Premises to their condition immediately preceding the time the property was installed or otherwise located on the Premises. If Tenant does not so remove all such personal property upon expiration of the term of this Lease, Landlord may notify Tenant to remove the personal property and to restore the Premises to their condition immediately preceding the time the property was installed or otherwise located on the Premises. If Tenant fails or refuses to remove all such personal property from the Premises, and to so restore the Premises, within ten (10) days after Landlord gives notice to do so, all such personal property shall automatically become the property of Landlord. Landlord may then remove the personal property from the Premises in any manner that Landlord shall choose, and Landlord may retain, abandon, sell, dispose of, donate or give to anyone any part or all of the personal property or otherwise deal with it as Landlord’s property, all in Landlord’s sole discretion and without liability for loss or damage. Tenant shall pay Landlord on demand one-thirtieth (l/30lh) of the monthly Basic Rent last in effect for each day from the date the Lease term expires through the date the last of Tenant’s personal property is removed pursuant to this paragraph, and Tenant shall pay Landlord, on demand as Additional Rent, any and all expenses incurred by Landlord in removing personal property and cleaning or otherwise restoring the Premises to the condition Tenant is required to leave them in, including, without limitation, court costs, reasonable attorney’s fees and expenses, moving and transportation charges, and cleaning charges. Landlord may, at its option and without notice, sell the personal property, or any part of it at public or private sale and without legal process, for such price as Landlord may obtain, and apply the proceeds of such sale to any amounts due from Tenant under this Lease. Tenant shall not, at any time, remove from the Premises any property installed or otherwise located on the Premises by Tenant and attached to the Premises.

22. Risk of Loss of Property and Risk of Injury. Unless caused by the proven affirmative acts of Landlord’s gross negligence, Landlord shall not at any time be liable for any loss of or damage to any property of Tenant or others in or upon the premises or any adjoining sidewalks, streets or ways, or liable to anyone for personal damage or injury in or upon the Premises or any adjoining sidewalks, streets or ways.

23. Surrender. Upon termination of this Lease, Tenant shall surrender to Landlord the Premises, broom clean and in a condition at least as good as the condition the Premises were in on the Commencement Date, excepting only ordinary wear and tear. Tenant shall also deliver to Landlord, immediately, all keys to the Premises. Tenant agrees that at no time shall it change or re-key any exterior or interior door locks without Landlord’s prior written consent.

24. Tenancy at Sufferance. If Tenant remains in possession of the Premises after termination of the term of this Lease, without any distinct written agreement by Landlord, Tenant shall be and become a tenant at sufferance, and there shall be no renewal or extension of this Lease by operation of law.

25. Right of Entry. Tenant shall permit Landlord and Landlord’s representatives, agents, and employees to enter the Premises at all times during Landlord’s or Tenant’s business hours, and at other reasonable times, for the purposes of inspecting the Premises, showing the Premises to prospective purchasers or tenants, making any repairs or replacements or performing any maintenance required (or permitted to be made or performed by) Landlord and performing any work on the Premises that Landlord may consider necessary to prevent or cure deterioration, waste or unsafe conditions. Landlord shall also have the right to place on the Premises signs suitable to Landlord advertising the Premises or any part of the Premises for sale or for lease. Nothing in this paragraph shall imply or impose any duty or obligation upon Landlord to enter the Premises at any time for any purpose, or to inspect the Premises at any time, or to do, or pay for, any work which Tenant is required to perform under any provision of this Lease, and Landlord has no such duty or obligation.

26. Landlord’s Right to Act for Tenant. If Tenant fails to pay any Additional Rent or to make any other payment or take any other action when and as required under this Lease, Landlord may, without demand upon Tenant and without waiving or releasing Tenant from any obligation contained in this Lease, pay any such Additional Rent, make any such other payment or take any such other action required of Tenant. The actions which Landlord may take include, but are not limited to, performance of maintenance or repairs and making of replacements which are Tenant’s obligation, payment of insurance premiums Tenant is required to pay and payment of Taxes and Assessments charged to Tenant under this Lease. Landlord may pay all incidental costs, and expenses incurred in exercising this right, including without limitation attorney’s fees and expenses, penalties, reinstatement fees, late charges, charges for writs of fieri facias, and interest. All amounts paid by Landlord pursuant to this paragraph, and all costs and expenses incurred by Landlord in exercising its rights under this paragraph, shall bear interest at the rate of eighteen per cent (18%) per annum from the date of payment by Landlord and shall be payable by Tenant to Landlord upon demand.

27. Default.

(a) The following events shall constitute events of default by Tenant under this Lease: (i) Tenant shall fail to pay within ten (10) days after due any Basic Rent, Additional Rent or other payment to be made by Tenant; (ii) Tenant shall fail to comply with any agreement, representation, warranty, term or condition of this Lease (other than the payment of Basic Rent, Additional Rent or any other payment to be made by Tenant), and shall not cure such failure within fifteen (15) days after Landlord gives Tenant notice of the failure; (iii) Tenant or any guarantor of this Lease shall become insolvent or shall make a transfer in fraud of creditors or shall make an assignment for the benefit of credits, or (iv) Tenant or any guarantor of this Lease shall file a petition under any section or chapter of the Federal Bankruptcy Act, as amended, or under any similar Law or any statute of the United States or any state, or there shall be filed against or on behalf of Tenant or any guarantor of this Lease a petition in bankruptcy or insolvency or a similar proceeding, or Tenant or any guarantor shall be adjudicated bankrupt or insolvent in proceedings filed against or on behalf of Tenant or any such guarantor of this Lease.

(b) Upon the occurrence of any event of default, Landlord may pursue any one or more of the following remedies, separately or concurrently or in any combination, without any notice (except as specifically provided below) or demand whatsoever and without prejudice to any other remedy which it may have for possession or arrearages in Basic Rent, Additional Rent or other amounts payable by Tenant: (i) Landlord may terminate this Lease by giving Tenant notice of termination, in which event Tenant shall immediately surrender the Premises to Landlord and this Lease shall be terminated at the time designated by Landlord in its notice of termination to Tenant; (ii) Landlord may, with or without terminating this Lease, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, by force if necessary, without being liable for prosecution or any claim of damage as Tenant hereby knowingly, intelligently and voluntarily waives all rights to prior notice or hearing or both concerning Tenant’s removal from the Premises, thereby eliminating the need for Landlord to obtain a dispossessory warrant from a court of competent jurisdiction; (iii) Landlord may re-lease the Premises in its own name or on behalf of Tenant, on such terms as Landlord may deem satisfactory, and receive the rent for any such releasing, in which event Tenant shall pay to Landlord on demand any deficiency that may arise by reason of such releasing; (iv) Landlord may do whatever Tenant is obligated to do under the terms of this Lease, in which event Tenant shall pay Landlord on demand for any expenses, including without limitation attorney’s fees, which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease; or (v) Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, a sum which, at the date of such terminating represents the present value (discounted at a rate equal to the then average rate for Moody’s “AAA” rated corporate bonds) of the excess, if any, of (1) the Basic Rent, Additional Rent, and all other charges and sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the expiration date over (2) the aggregate reasonable rental value of the Premises for the same period, all of which present value of such excess sum shall be deemed immediately due and payable. In determining the aggregate reasonable rental value pursuant to item (2) above, the parties hereby agree that all relevant factors shall be considered as of the time Landlord seeks to enforce such remedy, including, but not limited to (A) the length of time remaining in the Term of the Lease, (B) the then-current market conditions in the general area in which the Premises are located; (C) the likelihood of reletting the Premises for a period of time equal to the remainder of the term of the Lease, (D) the net effective rental rates (taking into account all concessions) then being obtained for space of similar type and size in similar type warehouses in the general area in which the Premises are located; (E) the vacancy levels in comparable quality buildings in the general area in which the Premises is located; (F) the anticipated duration of the period the Premises will be unoccupied prior to reletting, (G) the anticipated cost of reletting, and (H) the current levels of new construction that will be completed during the remainder of the term of the Lease and the degree to which such new construction will likely affect vacancy rates and rental rates in comparable quality buildings in the general area in which the Premises is located. Such payment shall be and constitute Landlord’s liquidated damages, Landlord and Tenant acknowledging and agreeing that it is difficult to determine the actual damages Landlord would suffer from Tenant’s breach hereof and that the agreed upon liquidated damages are not punitive or penalties and are a just, fair and reasonable pre-estimate of Landlord’s probable loss.

(c) Landlord’s pursuit of any one or more of the remedies stated in subparagraph (b) above shall not preclude pursuit of any other remedy or remedies provided in this Lease or any other remedy or remedies provided by law or in equity, separately or concurrently or in any combination. Landlord’s pursuit of any one or more of the remedies provided in this Lease shall not constitute: (i) an election of remedies excluding the election of any other remedy or other remedies; or (ii) a forfeiture or waiver of any Basic Rent, Additional Rent or other amounts payable under this Lease by Tenant or of any damages or other sums accruing to Landlord by reason of Tenant’s violation of any of the agreements, representations, warranties, provisions, terms and conditions of this Lease. No action taken by or on behalf of Landlord shall be construed to be an acceptance of a surrender of this Lease. Landlord’s forbearance in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any event of default or of any remedy. No waiver by Landlord of any right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any other right or remedy then or thereafter existing. No failure of Landlord to pursue or exercise any of Landlord’s powers, rights or remedies or to insist upon strict compliance by Tenant with any obligation of Tenant, and no custom or practice at variance with the terms of this Lease, shall constitute a waiver of Landlord’s right to demand exact compliance with the terms of this Lease. Notwithstanding anything in this Lease to the contrary, no termination of this Lease prior to the normal termination by lapse of time or otherwise shall affect Landlord’s right to collect Basic Rent and Additional Rent for the period prior to termination.

(d) If this Lease shall terminate as a result of or while there exists a default hereunder, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or default.

28. Rights Cumulative. All rights, remedies, powers and privileges conferred under this Lease on the parties shall be cumulative and in addition to, but not restrictive of or in lieu of, those conferred by law.

29. Attorneys’ Fees, Homestead. If either party uses an attorney to enforce their rights under the Lease, the prevailing party shall have the right to be reimbursed by the other party for the reasonable amount of legal fees spent in enforcing their rights. This is not homestead.

30. Time of Essence. Time is of the essence of this Lease. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Lease.

31. Notices. Any notice, demand, request, consent, approval or communication under this Lease shall be in writing and shall be deemed duly given to or made upon a party when either: (i) delivered personally, or (ii) deposited, postage prepaid, in the United States Mail, certified or registered mail with a return receipt requested, addressed (as the case may be) to such party at the following address or at such other address as such party may designate by notice to the other parties hereto:

If to Landlord:	Ted Alford 6923 Marina Cove Court Columbus, GA 31904 and Ted Alford 7505 Thomas Drive, Unit 111 Panama City Beach, FL 32408

If to Tenant:	Knology, Inc. Attn: General Counsel West Point, GA 31844

With a copy to: Knology of Columbus, Inc. Attn: General Manager 1701 Boxwood Place Columbus, GA 31906

After the Commencement Date, the copy of the notice shall be delivered to the Premises c/o the General Manager.

Tenant designates and appoints, as its agent to receive notice of all dispossessory or distraint proceedings and all notices required under this Lease, the person in charge of the Premises at the time the notice is given, and, if no person is in charge of the Premises at that time, such service or notice may be made by attaching the same, in lieu of mailing, on any entrance to the Premises or the Building.

32. Restrictions on Use. See Paragraph 5.

33. Waiver of Trial by Jury. The parties hereby waive trial by jury on any proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of Premises or any claim of entry or damage hereunder and Tenant covenants and agrees that Tenant will not interpose any counterclaim, or deduction in any summary proceeding brought by Landlord to recover possession of the Premises.

34. No Estoppel. Neither the commencement of any action or proceeding nor the settlement thereof, nor entry of judgment thereon shall bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums omitted.

35. Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the parties not embodied in this Lease shall be of any force or effect.

36. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under applicable present or future Laws effective during the term of this Leas:, the remainder of this Lease shall not be affected. In lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable.

37. Headings. The use of headings, captions and numbers in this Lease is solely for the convenience of identifying and indexing the various paragraphs and shall in no eve it be considered otherwise in construing or interpreting any provision in this Lease.

38. Prohibition Against Recording. This Lease shall not be recorded in any public records. A memorandum or notice of this Lease may be recorded, however, if Tenant pays all attorneys’ fees and all other costs and expenses incurred by Landlord in connection with the preparation, legal review and recording of the memorandum or notice.

39. Tenant’s Authority. Tenant represents and warrants to Landlord, knowing that Landlord is relying on each such representation and warranty that:

(a) Tenant is authorized to execute and enter into this Lease and to deliver it to Landlord.

(b) The execution, delivery and performance of this Lease by Tenant is not in violation of any contract, agreement, undertaking, judgment, decree, governmental order or other restriction of any kind to which Tenant is a party or by which Tenant may be bound.

(c) Tenant has executed and entered into this Lease free from fraud, undue influence, duress, coercion and other defenses to the execution of this Lease.

(d) This Lease constitutes the valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(e) If Tenant is an individual or more than one individual, Tenant (and each individual if more than one) is legally competent, has attained the age of majority and has the full capacity to enter into this Lease.

(f) If Tenant is a corporation or a partnership: (i) Tenant is duly organized, validly existing and in good standing under the Laws of the state of its organization and has full power and authority to enter into this Lease, to perform its obligations under this Lease in accordance with its terms, and to transact business in Florida; (ii) the execution of this Lease by the persons executing it on behalf of Tenant, and the performance by Tenant of its obligations under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case maybe; and (iii) the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant’s articles of incorporation (if a corporation), agreement of partnership (if a partnership), by-laws (if a corporation), or other charters, agreements, rules or regulations governing Tenant’s business, as any of the foregoing may have been supplemented, modified, amended, or altered in any manner.

40. Security Deposit. Upon the execution of this Lease, Tenant has paid to Landlord the sum of $615,500 which sum shall be held by Landlord as security against any default It by , Tenant in the performance of the covenants, conditions and agreements of this Lease. The deposit may, at Landlord’s option, be applied by Landlord against any default in any of the terms, provisions, or conditions of this Lease. Landlord shall not be obligated to keep such security deposit in a separate fund but may commingle the security with its own funds. The mortgagee-in-possession of the Premises, or any interest therein, through public or private foreclosure or the acceptance of a deed in lieu thereof, shall have no liability to Tenant for return of all or any portion of the deposit, unless, and then only to the extent that, such mortgagee has acknowledged receipt of all or any portion of Tenant’s deposit. In the event Landlord applies the deposit in whole or in part against a default by Tenant, Tenant shall, upon demand by Landlord, deposit sufficient funds to maintain the security deposits in the initial amount. Failure of Tenant to maintain the security deposit in the initial amount as stated above shall constitute a failure to pay rent and shall carry with it the consequences set forth elsewhere in this Lease with respect thereto. Upon the expiration of the term hereof, the security deposit, if not applied toward the payment of rent in arrears or toward the payment of damages suffered by Landlord by reason of the Tenant’s breach of this Lease, shall be returned to Tenant without interest at the end of 24 months, but in no event is such security deposit to be returned until Tenant has vacated the Premises, delivered possession thereof to Landlord, and fully satisfied Tenant’s obligations under this Lease, including but not limited to payment in full of all rent and other payments owed by Tenant through the end of the First 24 months of the Lease.

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease, all effective as of the day and year first written above.

Signed, sealed and delivered in the presence of:

TENANT:

/s/ Dennis D. Moffit	KNOLOGY, INC.
Signature of witness

Dennis D. Moffit	By:	/s/ Illegible

Printed name of witness	Its:	VP Network Servicer

/s/ Robert Russell
Signature of witness

Robert Russell
Printed name of witness

STATE OF ________________

COUNTY OF ______________

The foregoing instrument was acknowledged before me this ________ day of _____________ , 200__ by ___________________ as _______________ of KNOLOGY, INC.

Personally Known ___________________

or Produced Identification ___________________

Type of Identification Produced _____________________

NOTARY PUBLIC
Print, Type or Stamp Name of Notary

Signed, sealed and delivered in the presence of:

LANDLORD:

/s/ Illegible	/s/ Illegible

Signature of witness	TED ALFORD

/s/ Illegible
Printed name of witness

/s/ Sherri Corley
Signature of witness

SHERRI CORLEY
Printed name of witness

STATE OF FL

COUNTY OF Bay

The foregoing instrument was acknowledged before me this 7 day of Jan, 2004 by TED ALFORD.

Personally Known ___________________

or Produced Identification ___________________

Type of Identification Produced _____________________

/s/ Sherri Corley

NOTARY PUBLIC
Print, Type or Stamp Name of Notary

Sherri Corley
(SEAL)	MY COMMISSION # DD205079 EXPIRES August 18, 2007 BONDED THRU TROY FAIN INSURANCE, INC.

SCHEDULE: OF LEASE PAYMENTS

Year	Annual Lease		Monthly Rent
1	$186,000.00		$15,500.00
2	$210,000.00		$17,500.00
3-15	$210,000.00	*	$17,500.00	*

*	In addition, if Lessee opts to renew the Lease, the rent for each subsequent year during the term of this Lease shall be escalated or de-escalated annually according to the Consumer Price Index for Urban Consumers as published by the U.S. Bureau of Labor Statistics in December of each year. The index per cent changes shall be computed from the 1982-84 = 100 Index. The base rent in computing the escalations for years 3-15 is $210,000.00 per year. The December 2003 Consumer Price Index for all items shall be the beginning index in determining the escalation of this lease. By way of explanation of this paragraph, the computation shall follow the steps as set forth in the following example:

EXAMPLE:

Step 1:	Index Point Change
Dec. 2006	(1982-84 = 100)	158.6 (All numbers assumed)
Less Dec. 2003	Index	152.4
Index Point Difference		6.2

Step 2:	Per Cent Change

The Index Point Difference divided by the Index for the Previous Period

158.6 - 152.4	x 100 = 4.0 per cent change
152.4

Step 3:	The Base Rent ($210,000) multiplied by the per cent change (4.0) = Rent Increase $210,000.00 x 4.0 = $8,400.00 Rent Increase

Step 4:	The Base Rent - $210,000 - added with the Rent Increase $8,400.00 = The Rent for the next year escalated according to the Consumer Price Index - $210,000 + $8,400.00 = $218,400.00.

Payments are due in twelve monthly installments on the 1st day of each month.

EXHIBIT B

BUILD OUT

1. Standard construction per the approved floor plan throughout the property with the exceptions as indicated in this exhibit.

INTERIOR TRIM/MILL WORK

1.	6” wood base at Conference Room, Cust. Room, Cash Room, Business Supv., General Manager, Business Manager, i.e. Executive Area;

2.	Pre-finished commercial grade cabinets with plastic laminate tops:

a.	Coffee – wall and base cabinet with full splash;

b.	Conference room – base and wall cabinet with 4” splash and upgrade moulded doors;

c.	Mail and copy – wall and base cabinet with 4” splash;

d.	Break room – wall and base cabinet with full splash;

e.	Women’s and Men’s toilet – top only with 4” splash and support;

f.	Base and wall cabinet at copy/print area; Tech Area

g.	Base and mica top at map room;

h.

3.	Twenty-seven (27) each 24”H x 24”W x 30”D pass-thru boxes with lockable doors on corridor side at converter control and overhead door on the room side.

4.	Twenty-seven (21) each 24”H x 24”W x 30”D pass-thru boxes with lockable doors on Tech side of warehouse and overhead door on the warehouse side.

INSULATION/SOUND CONTROL

1.	3 1/2” vinyl backed insulation and 6” bart insulation at roof (R30);

2.	R-19 wall batts at exterior metal stud walls;

3.	Sound batts in walls and 2’ at ceiling:

A.	Restrooms

B.	Break room;

C.	Conference room’s

D.	General manager;

E.	Business Manger

F.	MDU Manager

G.	Res Sales Manager

H.	Business Sales Manager

I.	Network Manger

J.	Const Manager

K.	Ops Manager

DOORS/WINDOWS

1.	Exterior windows are pre-finished metal with 1” insulated tinted glass;

2.	Front entrance doors and side entrance doors are storefront systems with same finish and glass as windows;

3.	Rear exterior doors are hollow metal doors and frames with commercial grade hardware;

4.	All interior doors at hollow metal drywall frames, solid core wood doors with commercial grade lever handle hardware. Kick plates at high use doors;

5.	One (1) each 12’ x 14’ at warehouse;

6.	3’ x 4’ roll-up counter shutter at converter control;

FLOOR FINISH

1.	Exposed sealed concrete at warehouse, converter control.

2.	12” x 12” thin set hard tile at entrance restrooms and main building restrooms.

3.	VCT at main break room

4.	VCT at map room, tech super, warehouse manager, CPE area, restrooms, Tech area and corridor adjacent to these rooms;

5.	Carpet at balance of areas using an installed allowance of $25/sy;

6.	Vinyl base throughout except rooms noted above the wood base.

7.	Ceramic Tile in Lobby

PAINTING

1.	Walls;

2.	Interior doors;

3.	Exterior hollow metal doors;

4.	Interior trim.

WALL COVERING

1.	An installed allowance of $1.50sf for VWC at restrooms, break room and main corridor.

ACCOUSTICAL CEILING

1.	2’ x 2’ ceiling with 5/8” revealed edge tile and aluminum grid at admin areas and conference rooms;

2.	2’ x 4’ ceiling with standard tile at rear or same areas which have VCT floor;

3.	Exposed structure at warehouse;

4.	Ceiling height is 10’ throughout except 9’ at corridor and restrooms. Lobby area has a 12’ ceiling.

SPECIAL FINISH

1.	An allowance to upgrade the interior finish of the lobby area;

2.	Included in this allowance is night drop box and built in vault.

3.	2 tier customer counter

4.	Track lighting in lobby and Conference rooms

5.	Floor electrical outlets and extra conduit in Lobby and Conference rooms

6.	Ceiling outlets in Conference rooms

7.	High electrical wall outlets in lobby, conference rooms and Manager Offices

SPECIALITIES

1.	Formica toilet partitions at restrooms;

2.	Toilet accessories to include handicap grab bars, towel dispensers and paper holders;

3.	Four (4) each fire extinguishers in recessed wall cabinets;

4.	Mini blinds at all windows.

5.	Outside break area with privacy fence and pavilion cover

6.	Fencing and electric gates will be installed as shown on the drawings

7.

APPLIANCES

1.	An allowance of $2,650 for:

A.	Under counter refrigerator with ice maker at coffee and conference room.

B.	Upright refrigerator with ice maker at break room;

C.	Dishwasher at break room;

NOTE: All other appliances and vending equipment by Knology.

HVAC

1.	The office area will be heated and cooled using split system heat pumps with required duct, grills, registers, etc. The air handlers will be located on platforms above the ceiling with the heat pumps at the exterior on concrete pads. The building will have 13 zones.

2.	The warehouse:

A.	Two (2) each suspended propane heaters;

B.	One (1) each wall mounted exhaust fan

C.	Exhaust fans at the restrooms vented to the exterior.

ELECTRICAL

Fire Alarm System

Complete fire alarm system designed to meet NFPA and to consist of the following:

1-Fire alarm control panel

1-Digital communicator

1-Remote communicator

8-Pull stations

6-Smoke detectors

7-Heat detectors

6-Duct detectors

21-Horn/Strobes

6-Strobes

1-Magnetic door holders

Knology is responsible for re-occurring charges associated with the fire system

Generator Knology will provide

1-78 KVA LP gas driven 120/208 volt 3-phase 4-wire generator with the following accessories:

•	Weatherproof enclosure

•	Enclosed critical grade exhaust silencer

•	Tail pipe and rain cap

•	Battery rack and cables

•	Staring battery

•	Automatic battery charger

•	225 Amp 3-pole main line and circuit breaker

•	225 Amp automatic transfer switch with exerciser

•	16 light remote annunciator panel

Transient Voltage Surge Protectors

1 -240 KA per phase installed in main panel

1-240 KA per phase installed in emergency panel that is fed from generator

Computer Cables and Jacks Knology will provide

•	(2) Cat 5e cables pulled to each of (150) computer location

•	Install (2) Cat 5e jacks at each computer location and punch down cables on Knology equipment at file server end

•	Check all cables for correct wiring configurations and signals

Telephone Cables and Jacks Knology will provide

•	(1) Cat 5e cable pulled to each of the (150) telephone locations

•	Install (1) Cat 5e jack to each telephone location

BUILDING SECURITY

1.	One (1) each caddex nx8 control;

2.	Two (2) each LCD keypads;

3.	Two (2) each 30 watt sirens;

4.	One (1) each 12 volt battery;

5.	One (1) each EZM zone expander;

6.	Nine (9) each door contacts;

7.	One (1) each overhead door contact;

8.	Six (6) each motion detectors;

9.	Twelve (12) each glass break controls;

10.	Sixteen (16) control access doors

11.	KNOLOGY IS RESONSIBLE FOR RE-OCCURING CHARGES

Not included in the above:

2.	Building sign (site) or signage at the building;

3.	Any work associated with owner’s equipment in the building or on site except as noted above;

4.	Furniture or fixtures;

5.	Ice machines or vending equipment;

6.	Telephone system;

7.	Computer or data systems

8.	Security system and cameras except BUILDING SECURITY as noted;

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